UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           June 29, 2005   (June 27, 2005)
                Date of Report (Date of earliest event reported)

                      -------------------------------------

                          THE GREAT ATLANTIC & PACIFIC
                                TEA COMPANY, INC.
             (Exact name of registrant as specified in its charter)

 Maryland                               1-4141                   13-1890974
 (State or other jurisdiction of   (Commission file number)   (I.R.S. Employer
  incorporation or organization)                             dentification No.)

                                Two Paragon Drive
                           Montvale, New Jersey 07645
                    (Address of principal executive offices)

                                 (201) 573-9700
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d- 2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act  (17 CFR 240.13e-4(c))
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Item 1.01.    Entry into a Material Definitive Agreement.

     On June 29, 2005, the Company issued a press release announcing that it had entered into an agreement to transfer its U.S. distribution operations and some warehouse facilities and related assets to C&S Wholesale Grocers. The transition of property and operations is expected to begin in July and be completed in the fall. A copy of the June 29, 2005, press release is attached hereto as an
Exhibit 99.1.


 (c) Exhibits. The following exhibit is filed herewith:

              Exhibit No.              Description
              ------------             ------------------------------------

                  99.1                 Press Release dated June 29, 2005

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   June 29, 2005


                               THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


                               By:    /s/ Mitchell P. Goldstein
                               --------------------------------
                               Mitchell P. Goldstein, Executive Vice President, Chief Financial Officer & Secretary

                                  EXHIBIT INDEX

Exhibit No.    Description

99.1           Press release dated June 29, 2005

                                                               Exhibit 99.1

                                            News


The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645

For Immediate Release
---------------------

Investor Contact
----------------

William J. Moss
Vice President, Treasurer
(201) 571- 4019

Media Contact:
-------------

Richard P. De Santa
Vice President, Corporate Affairs
(201) 571 - 4495


A&P To Transfer U.S. Distribution
To C&S Wholesale Grocers

Company Projects $40 Million Annualized Cost Savings
----------------------------------------------------

MONTVALE, NJ - The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE:GAP) has entered into an agreement to transfer its U.S. distribution operations and some warehouse facilities and related assets to C&S Wholesale Grocers. The transition of property and operations is expected to begin in July and be completed in the fall.

The agreement follows A&P's May 10 announcement of plans to focus on future Northeast U.S. retail development by realizing the value of its Canadian Company, divesting its Midwest operations, and pursuing supply chain and other cost reductions. The Company said the new long-term supply and logistics arrangement is expected to produce an estimated $40 million in annualized savings, based on C&S's logistics expertise and purchasing efficiency, and the removal of internal costs associated with self-distribution.

"This agreement will expand our successful 20-year relationship with C&S," said Christian Haub, Chairman and Chief Executive Officer of A&P. "It is a key step in our ongoing effort to reduce costs overall, and specifically to align our infrastructure to the "New A&P" that will result from the completion of our announced restructuring plan. In addition, C&S's best-in-class expertise will enable our management to focus exclusively on the development and expansion of our fresh and discount retail formats," Mr. Haub said.

The Company said that due to the scope of C&S's existing distribution network, A&P-operated facilities in Edison, New Jersey and The Bronx, New York will not be transferred as part of the transaction, and are slated to be closed. A&P is also pursuing the sale of its Michigan warehouses separately, as part of its Midwest divestiture plan.

A&P said that it expects to incur costs of $65-75 million, related to the distribution changeover during the first half of this fiscal year. Including a one-time reduction in working capital and the sale of certain assets as a part of this transaction, the Company anticipates an immediate positive impact on cash.

Mr. Haub concluded, "While we regret the impact of this decision on the associates most affected, we emphasize its necessity for the long-term viability of our Company. It is consistent with our objective of returning to profitability by Fiscal 2007, and growing our business in our core Northeast markets going forward."

Founded in 1859, A&P, one of the nation's first supermarket chains, is today among North America's largest. The Company operates 650 stores in 10 states, the District of Columbia and Ontario, Canada under the following trade names: A&P, Waldbaum's, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center, Dominion, The Barn Markets, Food Basics and Ultra Food & Drug.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.

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